Exhibit 99.1

KIWIBOX.COM Incorporates OpenAPI System that Allows Developers to Create Applications to Help Members Explore, Connect, and Party.

NEW YORK, October 28, 2010 /PRNewswire-FirstCall/ -- KIWIBOX.COM, Inc. (OTC Bulletin Board: KIWB), announced today that they have implemented a K-OpenAPI Interface for developers to create and manufacture their own interactive applications adapted to the Kiwibox social network and its members. This K-OpenAPI gives developers outside of Kiwibox the option to create applications with the power of Kiwibox.

With an easy registration process, developers will be able to create any application they see fit for Kiwibox members using the K-Open API system. Successful applications on other social networks include gaming platforms, gift giving and receiving, cities visited, and many others. Application opportunities are endless for developers interested in contributing to the lively community that is Kiwibox.com.

To ensure the safety and validity of the Kiwibox platform, all applications must first be approved by an intense tech team before having the opportunity to be published. Even once an application is published, users must “allow” the application to access their information. If a user is not interested in a specific application, they can simply deny it. Both members and developers have the ability to manage and/or end their connection to these applications at any time.

As first developer GoodgameStudios have created an application for the Kiwibox API. Kiwibox members will now be given the opportunity to play multiplayer games like building up a farm or café with friends or other members of the Kiwibox community. Currently around 50% of the users from the #1 social network are playing games and the average user spends about 210 minutes playing per month. Throughout 2009, the market for games played on social networks reached an astonishing $639 million. With this market constantly expanding, Kiwibox is guaranteed to expand right along with it.

About KIWIBOX.COM:

KIWIBOX.COM is the only stand-alone social network community company whose shares are traded in the public stock market under the trading symbol "KIWB". KIWIBOX.COM was founded in 1999 to give teenagers a voice on the internet and was a leader in the teen oriented world for several years. In 2008, the company launched a new version 2.0, expanding its community to serve old teens & young adults to explore, connect and party. After a restructuring of the company in 2009, a new website technology platform was announced in 2010. Further developments and integration of mobile and strategy technology, in combination with traditional marketing efforts are integrated or planned to increase membership and to be a prominent website in the social networking world for young adults and old teens.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in technology and internet developments, commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure. Further information, concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is contained in the Company's filings with the Securities and Exchange Commission.

CONTACT: Andre Scholz, +1-212-239-8210, ascholz@kiwiboxinc.com